Foreign Documentation Completion Services Addendum

to the Administration, Bookkeeping and Pricing Services Agreement

This Foreign Documentation Completion Service Addendum (“Addendum”) effective as of this day of August, 2018 is entered into by and between Segall Bryant & Hamill Trust (formerly, known as Westcore Trust) (the “Trust”) and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS previously entered into that certain Administration, Bookkeeping and Pricing Services Agreement, dated May 1, 2012, as amended, (the “Administration Agreement”) with respect to the series portfolios listed therein (each a “Fund” and collectively, the “Funds”) and

WHEREAS, the Trust and ALPS wish to supplement the Administration Agreement to provide for additional services to be performed by ALPS with respect to the Funds and to set forth the fees for those additional services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Services. ALPS will provide the services upon the specific, individual request of the Trust with respect to the Funds as set forth on Schedule A attached hereto (the “Services”), which may be amended from time to time upon written agreement of the parties. The Trust acknowledges that ALPS1s ability to provide the Services may be dependent on information provided by, and collaboration from, the Funds’ custodian (“Custodian”) and/or sub-custodian, local stock exchange, central clearing organization or taxing authority. Accordingly, the Fund agrees that ALPS will not be responsible for any inaction, omission, failure or eTI"or of the Custodian and/or sub-custodian, local stock exchange, central clearing organization or taxing authority which affects ALPS’s provision of the Services as contemplated hereunder. Further, the Trust acknowledges and agrees that the Services are not intended to provide investment, legal or tax analysis and do not constitute investment, legal or tax advice on the part of ALPS. To the extent ALPS appoints any person or organization to perform any or all of its duties hereunder, ALPS shall remain liable to the Trust for the acts of any such persons or organizations taken in furtherance of this Addendum to the same extent it would be for its own acts.

2.	Fees. In consideration of the Services performed under this addendum, the Trust shall pay ALPS the fees listed on the Fee Schedule on Schedule B attached hereto.

3.	Limitation of Liability. The Trust agrees and acknowledges that ALPS shall not liable for (i) the Trust’s compliance with any custody, control or indicia of ownership rules, regulations and interpretations under the Investment Company Act of 1940 or the Employment Retirement Income Security Act of 1974, each as amended or restated from time to time; (ii) the selection, monitoring or control of the Trust’s custodian’s, sub-custodian’s or other service providers or agents; (iii) inconvertibility of any currency; (iv) settlement delays or counterparty non-performance; or (v) war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil unrest, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other or any other force majeure .

among the parties and supersedes all prior agreements and understandings relating to the services hereunder; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

Segall Bryant & Hamill Trust		ALPS Fund Services, Inc.

By:	/s/Jasper R. Frontz	By:	/s/Jeremy O. May
Name:	Jasper R. Frontz	Name:	Jeremy O. May

Date:	August 23, 2018	Date:	August 28, 2018

Schedule B

to

Foreign Documentation Completion Services Addendum

to Administration, Bookkeeping and Pricing Agreement

FEE

SCHEDULE

ALPS hereby agrees to waive the fees for Services set forth in this Addendum.